PRODUCT RESELLER AGREEMENT

between

HPIL HEALTHCARE, INC.

and

WORLD TRADITIONAL FUDOKAN SHOTOKAN KARATE-DO FEDERATION

dated as of

October 9, 2014

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ARTICLE IV TERMS OF AGREEMENT PREVAIL OVER RESELLER S PURCHASE

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PRODUCT RESELLER AGREEMENT

     This Product Reseller Agreement (the Agreement ), dated as of October 9, 2014 (the Effective Date ), is entered into by and between HPIL HEALTHCARE, Inc., a Nevada (USA) corporation having its principal place of business at 7075 Gratiot Road, Suite 1, Saginaw, Michigan 48609, USA ( Supplier ), and WORLD TRADITIONAL FUDOKAN SHOTOKAN KARATE-DO FEDERATION, a worldwide karate federation organized in Switzerland having its principal place of business at Etzelblickstrasse 1, CH-8834 Schindellegi, Switzerland ( Reseller , and together with Supplier, the Parties , and each, a Party ).

RECITALS

     WHEREAS, Supplier is in the business of manufacturing and selling the Products (as defined below);

     WHEREAS, Reseller is a worldwide karate federation that promotes the principles of traditional karate through its national Members (as defined below) throughout the world;

     WHEREAS, Reseller wishes to purchase the Products from Supplier and resell these Products to End Users (as defined below) to and through its national Members, subject to the terms and conditions of this Agreement; and

     WHEREAS, Supplier wishes to sell the Products to Reseller and appoint Reseller as an exclusive reseller in the Territory (as defined below) under the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set out herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

     Capitalized terms have the meanings set out in this Section, or in the Section in which they first appear in this Agreement.

      Action means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or other, whether at law, in equity or otherwise.

      Affiliate of a Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, this Person.

      Business Day means any day except Saturday, Sunday or any other day on which in United States of America or Switzerland is a legal holiday or a day on which financial institutions or commercial banks are authorized or required by Law to be closed for business.

      Claim means any Action made or brought against a Person entitled to indemnification under Article XVIII.

      Control (and with correlative meanings, the terms Controlled by and under common Control with ) means, regarding any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another Person, whether through the ownership or voting securities, by contract, or otherwise.

Defective means not conforming to the warranties in Section 17.02.

      Defective Goods means goods that are Defective, which for the avoidance of doubt, includes any Nonconforming Goods accepted by Reseller under Section 9.04.

Delivery Point means a street address specified in the applicable Purchase Order.

      End User means an individual who acquires a Product from a Member or Reseller (or one of their Affiliates).

      Excess Product means a Product that, when counted together with all other Products having the same model number and received by Reseller under the same Purchase Order, is in excess of the quantities of the Products ordered under that Purchase Order.

      Governmental Authority means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of the government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of this organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

      Governmental Order means any order, writ, judgment, injunction, decree, stipulation, award or determination entered by or with any Governmental Authority.

      Member means a national federation or association who is an official member of Reseller in the Territory;

      Indemnified Party means Supplier Indemnified Party and Reseller Indemnified Party, collectively.

      Indemnifying Party means Supplier Indemnifying Party and Reseller Indemnifying Party, collectively.

      Intellectual Property Rights means all industrial and other intellectual property rights comprising or relating to: (a) Patents; (b) Trademarks; (c) internet domain names, whether or not

Trademarks, registered by any authorized private registrar or Governmental Authority, web addresses, web pages, website and URLs; (d) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights and copyrightable works, software and firmware, application programming interfaces, architecture, files, records, schematics, data, data files, and databases and other specifications and documentation; (e) Trade Secrets; (f) semiconductor chips, mask works and the like; and (g) all industrial and other intellectual property rights, and all rights, interests and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, these rights or forms of protection under the Laws of any jurisdiction throughout in any part of the world.

      Law means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, Governmental Order or other requirement or rule of law of any Governmental Authority.

      Minimum Order Commitment means the minimum order commitments as set out in Exhibit A.

      Nonconforming Goods means any product received by Reseller from Supplier under a Purchase Order that: (a) does not conform to the model number listed in the applicable Purchase Order; or (b) on visual inspection, Reseller reasonably determines are otherwise Defective.

Notify means to give Notice.

      Patents means all patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor s certificates, petty patents and patent utility models).

      Person means any individual, partnership, corporation, trust, limited liability entity, unincorporated organization, association, Governmental Authority or any other entity.

      Personnel means agents, employees or subcontractors engaged or appointed by Supplier or Reseller.

      Products means those products that are identified in Schedule 1, as Supplier may amend in its sole discretion from time to time. For the purposes of Article IX, Products are deemed to Include Nonconforming Goods.

Purchase Order means Reseller s then-current standard form purchase order.

      Purchase Order Transaction Terms means the terms specified by Reseller in its Purchase Order under Section 8.02. For the avoidance of doubt, the term Purchase Order Transaction Terms does not include any general terms or conditions of any Purchase Order.

      Representatives means a Party s Affiliates, employees, officers, directors, partners, shareholders, agents, attorneys, third-party advisors, successors and permitted assigns.

Reseller has the meaning set out in the preamble of this Agreement.

      Reseller Contract means any material contract or agreement to which Reseller is a party or to which any of its material assets are bound.

Supplier has the meaning set out in the preamble of this Agreement.

      Supplier s Intellectual Property Rights means all Intellectual Property Rights owned by or licensed to Supplier.

Supplier s Trademarks means all Trademarks owned or licensed by Supplier.

Territory has the meaning set out in Schedule 2.

      Trademarks means all rights in and to US and foreign trademarks, service marks, trade dress, trade names, brand names, logos, trade dress, corporate names and domain names and other similar designations of source, sponsorship, association or origin, together with the goodwill symbolized by any of the foregoing, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, these rights and all similar or equivalent rights or forms of protection in any part of the world.

      Trade Secrets means all inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections, patent disclosures and other confidential and proprietary information and all rights therein.

US means the United States of America, including its territories and possessions.

      Warranty Period has the meaning set out in the written warranty statement provided by Supplier to End User as described in Section 17.02.

ARTICLE II
APPOINTMENT AS RESELLER

     Section 2.01 Limited Exclusive Appointment. Supplier hereby appoints Reseller, and Reseller accepts the appointment, to act as an exclusive reseller of Products to Members and/or End Users purchasing the Product in the Territory during the Term and the Post-term Resale Period solely in accordance with the terms and conditions of this Agreement. Supplier may, in its sole discretion, sell the Products to any other Person who is not a Member.

     Section 2.02 Status As Independent Contractor. The relationship between Supplier and Reseller is solely that of vendor and vendee. Nothing in this Agreement creates any agency, joint venture, partnership or other form of joint enterprise, employment or fiduciary relationship between the Parties or an employee/employer relationship. Reseller is an independent contractor under this Agreement. Neither Party has any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third party.

     Section 2.03 Right to Sell Competitive Products. This Agreement does not preclude Supplier from entering into an agreement with any other Person related to the sale or distribution of other goods or products that are similar to or competitive with the Products.

ARTICLE III

NO FRANCHISE OR BUSINESS OPPORTUNITY AGREEMENT

     Section 3.01 No Franchise or Business Opportunity Agreement. The Parties acknowledge that this Agreement is not a franchise or business opportunity agreement and does not create a franchise or business opportunity relationship between the Parties. If any provision of this Agreement is deemed to create a franchise or business opportunity relationship between the Parties, then Supplier may, on thirty (30) day s written Notice terminate this Agreement subject to the Parties good faith negotiation during such interim period to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as a reseller agreement and not a franchise or business opportunity agreement.

ARTICLE IV

TERMS OF AGREEMENT PREVAIL OVER RESELLER S PURCHASE ORDER

     Section 4.01 Terms of Agreement Prevail Over Reseller s Purchase Order. This Agreement is expressly limited to the terms of this Agreement and the Purchase Order Transaction Terms contained in the applicable Purchase Order. The terms of this Agreement prevail over any terms or conditions contained in any other documentation related to the subject matter of this Agreement and expressly exclude any of Reseller s general terms and conditions contained in any Purchase Order or other document issued by Reseller.

ARTICLE V

GENERAL RESELLER PERFORMANCE OBLIGATIONS

Section 5.01	Marketing and Reselling Products. Reseller shall, in good faith and at its own expense:

     (a) market, advertise, promote and resell the Products to End Users in the Territory consistent with good business practice, in each case using its best efforts to maximize the sales volume of the Products; (b) only resell or offer to resell the Products that Reseller currently has in inventory or that have been ordered from Supplier and which order has been accepted by Supplier as available for delivery to Reseller, unless Reseller has received prior written authorization from Supplier; (c) develop and execute a marketing plan sufficient to fulfill its obligations under this Agreement; (d) have sufficient knowledge of the industry and products competitive with each Product (including specifications, features and benefits) so as to be able to explain in detail to the End Users:

(i)	the differences between the Product and competing products; and
(ii)	information on standard protocols and features of each Product;

     (e) observe all reasonable directions and instructions given to it by Supplier in relation to the marketing, advertisement and promotion of the Products to the extent that these marketing materials, advertisements or promotions refer to the Products or otherwise use Supplier s Trademarks; (f) in any and all contact between Reseller and any End User, Reseller must identify to the End User Reseller s full legal name, trade name, or both; (g) market, advertise, promote and resell Products and conduct business in a manner that reflects favorably at all times on Products and the good name, goodwill and reputation of Supplier; (h) promptly Notify Supplier of any complaint or adverse claim about any Product or its use of which Reseller becomes aware; (i) prominently display a representative line of the Products, printed marketing materials and sales aids at each of its Affiliate locations or events and ensure that all the Products are in good working condition for the purposes of conducting sales demonstrations to potential End Users; and

(j) promptly Notify Supplier of the existence of any Law applicable to the Territory with which Product must comply.
Section 5.02	Reporting and Recordkeeping. Reseller shall, at its own expense:

     (a) within ninety (90) days after the end of each delivery month of the Term, submit to Supplier complete and accurate monthly reports of inventory, marketing and sales of the Products and the name and address to whom the Products are sold, in a computer-readable format and containing the scope of information acceptable to Supplier; and (b) maintain books, records and accounts of all transactions and activities covered by this Agreement and permit full examination thereof by Supplier and its Representatives in accordance with Article XIV.

     Section 5.03 Authority to Perform Under this Agreement. Reseller shall, at its own expense, obtain and maintain required certifications, credentials, licenses and permits necessary to conduct business in accordance with this Agreement.

     Section 5.04 Limited End User Support. On and after the Effective Date, for a period of one (1) year following the sale of a Product to any End User, Reseller shall, at its own expense: (a) ensure that an adequate number of trained, capable and qualified technical Personnel with sufficient knowledge of the Product are available during normal business hours to assist End Users; and (b) respond to the End Users regarding the general operation and use of the Product, including: (i) acting as a liaison between the End User and Supplier in matters requiring Supplier s participation; (ii) providing general Product information and configuration support on standard protocols and features; and (iii) collecting relevant technical problem identification information.

     Except as explicitly authorized in this Agreement or in a separate written agreement with Supplier, Reseller may not service, repair, modify, alter, replace, reverse engineer or otherwise change the Products it sells to End Users.

     Section 5.05 Government Approval. If at any time during the Term or the Post-term Resale Period any notification, registration or approval is required for giving legal effect in any applicable jurisdiction to this Agreement or the transactions contemplated under this Agreement, Reseller shall: (a) immediately take whatever steps may be necessary to properly notify, register or obtain approval; (b) be responsible for any charges incurred in connection with notifying, registering or obtaining this approval; and (c) keep Supplier currently informed of its efforts regarding this Section 5.05.

     Supplier is not obligated to ship any Products or other materials to Reseller under this Agreement until Reseller has provided Supplier with satisfactory evidence that this approval, notification or registration is not required or that it has been obtained.

     Section 5.06 Prohibited Acts. Notwithstanding anything to the contrary in this Agreement, neither Reseller nor Reseller Personnel shall: (a) make any representations, warranties, guarantees, indemnities, similar claims or other commitments:

(i)	actually, apparently or ostensibly on behalf of Supplier, or
(ii)	to any End User regarding the Products, which representations, warranties,

guarantees, indemnities, similar claims or other commitments are additional to or inconsistent with any then-existing representations, warranties, guarantees, indemnities, similar claims or other commitments in this Agreement or any written documentation provided by Supplier to Reseller; (b) engage in any unfair, competitive, misleading or deceptive practices respecting Supplier, Supplier s Trademarks or the Products, including any product disparagement or bait-and-switch practices; (c) separate any accessories sold, bundled or packaged with any Product from the Product or sell, license or distribute the software on a standalone basis, or remove, translate or modify the contents or documentation of or related to the software or accessories, including, without limitation, any End User license agreements or warranty statements; (d) sell or offer to sell any of the Products or other Supplier-branded products, other than the Products purchased by Reseller from Supplier or from a distributor authorized by Supplier to sell the same to Reseller; (e) sell, either directly or indirectly, or assign or transfer, any Products to any Person when Reseller knows or has reason to suspect that the Person may resell any or all of the Products to a third party, including any third party reseller or distributor; (f) sell or show any NFR Product (as defined in Section 6.01(e)) to any third party, except to demonstrate the NFR Product to one or more prospective End Users; or (g) during the Term and the Post-term Resale Period manufacture, promote, market, sell or distribute Products using promotional information and material, unless the promotional information or material was provided by Supplier under Section 6.01(d).

ARTICLE VI
SUPPLIER PERFORMANCE OBLIGATIONS

Section 6.01	Supplier Performance Obligations. During the Term and the Post-term
Resale Period, Supplier shall:

     (a) provide any information and support in the Territory that may be reasonably requested by Reseller regarding the marketing, advertising, promotion and sale of Products sold to Reseller under this Agreement; (b) allow Reseller to participate, at its own expense, in any marketing, advertising, promotion and sales programs or events that Supplier may make generally available to its authorized resellers of Products, provided that Supplier may alter or eliminate any program at any time; (c) approve or reject, in its sole discretion, any promotional information or material submitted by Reseller for Supplier s approval within thirty (30) days of receipt; (d) provide promotional information and material for use by Reseller in accordance with this Agreement; and (e) provide to Reseller at no charge products that are not intended for resale ( NFR Products ). Reseller shall promptly return all NFR Products to Supplier on the expiration or earlier termination of this Agreement as provided for in Section 15.05(c)(i). Supplier retains all rights, title and interest in and to all NFR Products before, during and after the Term.

ARTICLE VII
AGREEMENT TO PURCHASE AND SELL THE PRODUCTS

Section 7.01	Terms of the Sale. Supplier shall sell Products to Reseller at the Prices and on the terms and conditions set out in this Agreement.
Section 7.02	Availability/Changes in Products. Supplier may, in its sole discretion:

(a)	remove Products from Schedule 1 without prior Notice to Reseller; and
(b)	add to the Products on Schedule 1 without prior Notice to Reseller; and
(c)	without prior Notice to Reseller, effect changes to any Products or parts/accessories thereto (except where continued availability is required by Law),

     in each case, without obligation to modify or change any Products previously delivered or to supply new Products meeting earlier specifications.

ARTICLE VIII
ORDERS PROCEDURE

     Section 8.01 Purchase Order. Reseller shall issue all Purchase Orders in written form via facsimile, e-mail or recognized international courier, and cause all Purchase Orders to contain the Purchase Order Transaction Terms no later than eleven (11) months prior the first delivery of the year covered by the Purchase Order. Unless otherwise permitted by Supplier, Reseller shall submit a single Purchase Order containing all orders for a given calendar year, beginning with 2017. For purposes of clarity, the Purchase Order for all Products to be delivered during the calendar year 2017 with the initial delivery date of January 31, 2017 must be submitted by Reseller to Supplier no later than February 28, 2016. By placing a Purchase Order, Reseller makes an offer to purchase Products under the terms and conditions of this Agreement, including the Purchase Order Transaction Terms, and on no other terms. Except regarding the Purchase Order Transaction Terms, any variations made to the terms and conditions of this Agreement by Reseller in any Purchase Order are void and have no effect.

     Section 8.02 Purchase Order Transaction Terms. Reseller shall specify the following information (collectively, the Purchase Order Transaction Terms ) in each Purchase Order: (a) a list of Products to be purchased for the entire calendar year, including the specified country in which the Products will be sold to the End User; (b) quantities ordered for each respective delivery;

(c)	requested respective delivery dates, the first	of	which	shall	be	no	earlier	than
eleven (11) months after the date of the Purchase Order; and
(d)	Delivery Point for each respective delivery.

     Section 8.03 Supplier s Right to Accept or Reject Purchase Orders. Supplier may, in its sole discretion, accept or reject any Purchase Order. Supplier may accept any Purchase Order by confirming the order (whether by written confirmation, invoice or otherwise) or by delivering the Products, whichever occurs first. No Purchase Order is binding on Supplier unless accepted by Supplier as provided in this Agreement.

Section 8.04	Cancellation of Purchase Orders.
(a)	Supplier may, in its sole discretion, without	liability	or	penalty,	cancel	any

Purchase Order placed by Reseller and accepted by Supplier, in whole or in part:

     (i) if Supplier discontinues its sale of Products or reduces or allocates its inventory of Products; (ii) if Supplier determines that Reseller is in violation of its payment obligations under or has breached or is in breach of this Agreement; or (iii) pursuant to Supplier s rights under Section 10.04.

(b)	Reseller shall have no right to cancel or amend any Purchase Order submitted by

it.

     Section 8.05 Minimum Order Commitments. Reseller shall meet the Minimum Order Commitments for the Term of this Agreement. If Reseller fails to achieve the Minimum Order Commitments, Supplier may:

(a)	refuse to renew this Agreement under Section 15.02; or
(b)	upon thirty (30) day s written Notice, terminate this Agreement.

ARTICLE IX
SHIPMENT AND DELIVERY

     Section 9.01 Shipment. Unless expressly agreed to by the Parties in writing, Supplier shall select the method of shipment of and the carrier for the Products. Supplier may, in its sole discretion, without liability or penalty, make partial shipments of Products to Reseller. Each shipment constitutes a separate sale, and Reseller shall pay for the units shipped, whether the shipment is in whole or partial fulfillment of a Purchase Order.

     Section 9.02 Delivery. Unless expressly agreed to by the Parties, Supplier shall deliver the Products to the Delivery Point, using Supplier s or manufacturer s standard methods for packaging and shipping the Products. All Prices are CIF (Cost Insurance Freight), except that Reseller assumes responsibility for and bears all expenses related to clearance of customs.

     Section 9.03 Late Delivery. Any time quoted for delivery is an estimate only; provided, however, that Supplier shall use commercially reasonable efforts to deliver all Products on or before the requested delivery date. Subject to Section 20.19, Supplier is not liable for or in respect of any loss or damage arising from any delay in filling any order, failure to deliver or delay in delivery. However, if Supplier delays shipment of all or any Products for more than fifteen (15) Business Days after the estimated delivery date (the Delayed Shipment Date ), then Reseller may, as its sole remedy therefor, cancel the related Purchase Order regarding the delayed Products by giving Supplier Notice within ten (10) days of the Delayed Shipment Date. No delay in the shipment or delivery of any Product relieves Reseller of its obligations under this Agreement, including accepting delivery of any remaining installment or other orders of Products.

     Section 9.04 Inspection. Reseller shall inspect Products received under this Agreement within one (1) day of receipt (the Inspection Period ) of the Products and either accept or, if any Products are Nonconforming Goods or Excess Products, reject these Products. Reseller will be deemed to have accepted the Products unless it Notifies Supplier in writing of any Nonconforming Goods or Excess Products during the Inspection Period and furnishes written evidence or other documentation as required by Supplier. If Reseller timely Notifies Supplier of any Nonconforming Goods or Excess Products, Supplier shall determine, in its sole discretion, whether the Products are Nonconforming Goods or Excess Products. If Supplier determines that the Products are Nonconforming Goods or Excess Products, it shall either, in its sole discretion: (a) if the Products are Nonconforming Goods, (i) replace the Nonconforming Goods with Conforming Products, or (ii) refund the Price for the Nonconforming Goods; or (b) if the Products are Excess Products, refund the Price for the Excess Products together with all related shipping and handling expenses incurred by Reseller in connection therewith.

Unless otherwise directed by Supplier, Reseller shall ship, at Supplier s expense and risk of loss, all Nonconforming Goods and Excess Products to Supplier s facility at the address provided in writing by Supplier. If Supplier exercises its option to replace Nonconforming Goods, Supplier shall, after receiving Reseller s shipment of Nonconforming Goods, if required by Supplier, or as soon as reasonably practicable if return of the Nonconforming Goods is not required by Supplier, ship to Reseller, at Reseller s expense and risk of loss, the replaced Products to a location designated by Reseller.

Reseller acknowledges and agrees that the remedies set out in Section 9.04(a) and Section 9.04(b) are Reseller s exclusive remedy for the delivery of Nonconforming Goods or Excess Products, subject to Reseller s rights under Section 17.02 and Section 17.04 regarding any Nonconforming Goods for which Reseller has accepted delivery under this Section 9.04.

Section 9.05 Limited Right of Return. Except as provided under Section 9.04,

Section 17.02 and Section 17.04, all sales of Products to Reseller under this Agreement are made on a one-way basis and Reseller has no right to return Products purchased under this Agreement.

Section 9.06

Title and Risk of Loss.

     (a) Title to Products shipped under any Purchase Order passes to Reseller upon receipt by Reseller at the Delivery Point.

     (b) Risk of loss to Products shipped under any Purchase Order passes to Reseller upon Supplier s delivery of such Products to the carrier at the place of shipment.

ARTICLE X
PRICE AND PAYMENT

     Section 10.01 Price. Reseller shall purchase the Products from Supplier at the prices set out in Supplier s reseller price list in effect when the Supplier accepts the related Purchase Order ( Prices ).

     Section 10.02 Shipping Charges, Insurance and Taxes. Supplier shall pay for shipping charges and insurance costs to the Delivery Point in accordance with the commercial terms selected by the Parties under Article IX. All Prices are exclusive of all sales, use and excise taxes, and any other similar taxes, duties and charges of any kind imposed by any Governmental Authority on any amounts payable by Reseller under this Agreement. Reseller is responsible for all charges, costs and taxes; provided, that, Reseller is not responsible for any taxes imposed on, or regarding, Supplier s income, revenues, gross receipts, Personnel or real or personal property or other assets.

     Section 10.03 Payment Terms. Supplier shall issue at the end of each month a monthly invoice to Reseller for all Products delivered in that previous month. Reseller shall pay all invoiced amounts due to Supplier within one hundred twenty (120) days from the date of the invoice, except for any amounts disputed by Reseller in good faith. Reseller shall make all payments in US dollars in accordance with the wire instructions provided on the Invoice or otherwise in writing from the Supplier.

     Section 10.04 Unsatisfactory Credit Status. Each issuance of a Purchase Order to Supplier constitutes Reseller s representation and warranty that Reseller can pay for the Products identified in the Purchase Order in accordance with the terms of this Agreement. Reseller shall furnish Supplier with such statements accurately and fairly evidencing Reseller s financial condition as Supplier may, from time to time, reasonably request. Throughout the term, Reseller shall be in compliance with all loan covenants and other obligations to its lenders. Reseller shall Notify Supplier immediately of any and all events that have had or may have a material adverse effect on Reseller s business or financial condition, including any change in management, sale, lease or exchange of a material portion of Reseller s assets, a change of Control or ownership, or breach of any loan covenants or other material obligations of Reseller to its lenders. If, at any time, Supplier determines in its sole but reasonable discretion that Reseller s financial condition or creditworthiness is inadequate or unsatisfactory, then in addition to Supplier s other rights under this Agreement, at law or in equity, Supplier may without liability or penalty, take any of the following actions: (a) on thirty (30) day s prior written Notice, modify the payment terms specified in Section 10.03 for outstanding and future purchases, including requiring Reseller to pay cash in advance or cash on delivery;

(b)	reject any Purchase Order received from Reseller;
(c)	cancel any previously accepted Purchase Orders;
(d)	delay any further shipment of Products to Reseller;
(e)	stop delivery of any Products in transit in the possession of a common carrier or bailee and cause the Products in transit to be returned to Supplier;

(f)	on thirty (30) day s written Notice, terminate this Agreement; or
(g)	accelerate the due date of all amounts owing by Reseller to Supplier.

     No actions taken by Supplier under this Section 10.04 (nor any failure of Supplier to act under this Section 10.04) constitute a waiver by Supplier of any of its rights to enforce Reseller s obligations under this Agreement including the obligation of Reseller to make payments as required under this Agreement.

     Section 10.05 Invoice Disputes. Reseller shall Notify Supplier in writing of any dispute with any invoice (along with substantiating documentation) within thirty (30) days from the date of the invoice. Reseller will be deemed to have accepted all invoices for which Supplier does not receive timely Notice of disputes, and shall pay all undisputed amounts due under these invoices within the period set out in Section 10.03. The Parties shall seek to resolve all disputes expeditiously and in good faith in accordance with the dispute resolution provisions set out in Section 20.17. Notwithstanding anything to the contrary, Reseller shall continue performing its obligations under this Agreement during any dispute, including, without limitation, Reseller s obligation to pay all due and undisputed invoice amounts in accordance with the terms and conditions of this Agreement.

     Section 10.06 Late Payments. Except for invoiced payments that Reseller has successfully disputed, Reseller shall pay interest on all late payments, calculated daily and compounded monthly, at the lesser of the rate of one and one-half percent (1.5%) per month or the highest rate permissible under applicable Law. Reseller shall also reimburse Supplier for all costs reasonably incurred in collecting any late payments, including, without limitation, attorneys fees. In addition to all other remedies available under this Agreement or at Law (which Supplier does not waive by the exercise of any rights under this Agreement), Supplier may (a) suspend the delivery of any Products if Reseller fails to pay any undisputed amounts when due under this Agreement, (b) terminate this Agreement under the terms of Section 15.03(a), and (c) proceed against the Guaranty.

     Section 10.07 No Set-off Right. Reseller shall not, and acknowledges that it has no right, under this Agreement, any Purchase Order, any other agreement, document or Law, to, withhold, offset, recoup or debit any amounts owed (or become due and owing) to Supplier or any of its Affiliates, whether under this Agreement or otherwise, against any other amount owed (or to become due and owing) to it by Supplier or Supplier s Affiliates, whether relating to Supplier s or its Affiliates breach or non-performance of this Agreement, any Purchase Order, any other agreement between (a) Reseller or any of its Affiliates and (b) Supplier or any of its Affiliates, or otherwise.

     Section 10.08 Security Interest. To secure Reseller s prompt and complete payment and performance of any and all present and future indebtedness, obligations and liabilities of Reseller to Supplier under this Agreement, Reseller hereby grants Supplier a first-priority security interest, prior to all other liens and encumbrances, in all inventory of products purchased under this Agreement (including Products, Nonconforming Goods and Excess Products), wherever located, and whether now existing or hereafter arising or acquired from time to time, and in all accessions thereto and replacements or modifications thereof, as well as all proceeds (including insurance proceeds) of the foregoing. Reseller acknowledges that the security interest granted under this Section 10.08 is a purchase-money security interest under Michigan law. Supplier may file a financing statement for the security interest and Reseller shall execute any statements or other documentation necessary to perfect Supplier s security interest in the products. Reseller also authorizes Supplier to execute, on Reseller s behalf, statements or other documentation necessary to perfect Supplier s security interest in the products. Supplier is entitled to all applicable rights and remedies of a secured party under applicable Law.

     Section 10.09 Guaranty. On or prior to March 15, 2016, Reseller shall have obtained and provided to Supplier a true and correct copy of a guaranty of payment with respect to Reseller s payment and other obligations under this Agreement in the amount necessary to pay in full the Product ordered for delivery during the first four (4) months of 2017 pursuant to the Purchase Order (the Guaranty ). Upon the request of Supplier, the amount of the Guaranty shall be increased to an amount determined in the same manner with respect to subsequent years orders, which increases shall be obtained no later than thirty (30) days after such request or March 15 of the year prior to the delivery year, whichever is later. The Guaranty shall be issued by a financial institution reasonably satisfactory to Supplier and be irrevocable without the prior written consent of Supplier. Supplier agrees that it shall provide written consent for the release of the Guaranty within fifteen (15) days after its receipt of all amounts due under the terms of this Agreement; except that Supplier shall not be required to provide consent to release the Guaranty if Reseller has breached or is then in breach of this Agreement or if there remains any ongoing dispute related to this Agreement. For purposes of clarity, without limitation of any other purpose served by the Guaranty and in addition to any other remedies available to Supplier, Supplier may proceed against the Guaranty in the event of a Payment Failure that continues for ten (10) Business Days after Reseller s receipt of written Notice of nonpayment.

ARTICLE XI
RESALE OF THE PRODUCTS

     Section 11.01 Credit Risk on Resale to End Users. Reseller is responsible for all credit risks regarding, and for collecting payment for, all products (including Products) sold to third parties (including End Users), whether or not Reseller has made full payment to Supplier for the products. The inability of Reseller to collect the purchase price for any product does not affect Reseller s obligation to pay Supplier for any Product.

     Section 11.02 Resale Prices. Reseller acknowledges and agrees that the retail price of the Products as of the Effective Date it sells to third parties (including End Users) shall be equivalent to fifty four dollars (US $54) per unit, excluding applicable sales or other taxes.

ARTICLE XII
COMPLIANCE WITH LAWS

Section 12.01 General Compliance With Laws Representation and Warranty.

Reseller represents and warrants to Supplier that it is in compliance with all Laws and Reseller Contracts applicable to this Agreement, the Products and the operation of its business.

     Section 12.02 General Compliance With Laws Covenant. Reseller shall at all times comply with all Laws except to the extent that the failure could not, in the aggregate, reasonably be expected to have a material adverse effect on Reseller s business or its ability to comply with its obligations under this Agreement. Without limiting the generality of the foregoing, each Party shall at all times, at its own expense, obtain and maintain all certifications, credentials, authorizations, licenses and permits materially necessary to conduct that portion of its business relating to the exercise of its rights and the performance of its obligations under this Agreement.

ARTICLE XIII
INTELLECTUAL PROPERTY RIGHTS

     Section 13.01 Ownership. Subject to the express rights and licenses granted by Supplier in this Agreement, Reseller acknowledges and agrees that: (a) any and all Supplier s Intellectual Property Rights are the sole and exclusive property of Supplier or its licensors; (b) Reseller shall not acquire any ownership interest in any of Supplier s Intellectual Property Rights under this Agreement; (c) any goodwill derived from the use by Reseller of Supplier s Intellectual Property Rights inures to the benefit of Supplier or its licensors, as the case may be; (d) if Reseller acquires any Intellectual Property Rights in or relating to any product (including any Product) purchased under this Agreement (including any rights in any Trademarks, derivative works or patent improvements relating thereto), by operation of law, or otherwise, these rights are deemed and are hereby irrevocably assigned to Supplier or its licensors, as the case may be, without further action by either Party; and (e) Reseller shall use Supplier s Intellectual Property Rights solely for the purposes of performing its obligations under this Agreement and only in accordance with this Agreement and the instructions of Supplier.

     Section 13.02 Supplier s Trademark License Grant. This Agreement does not grant either Party the right to use the other Party s or their Members or respective Affiliates Trademarks except as set out under this Section 13.02. Subject to the terms and conditions of this Agreement and any Trademark policies subsequently amended or adopted from time to time by Supplier, Supplier hereby grants to Reseller a non-exclusive, non-transferable and non-sublicensable license to use Supplier s Trademarks in the Territory during the Term and the Post-term Resale Period solely on or in connection with the promotion, advertising and resale of the Products in accordance with the terms and conditions of this Agreement. Reseller will promptly discontinue the display or use of any Trademark to change the manner in which a Trademark is displayed or used with regard to the Products when requested by Supplier. Other than the express licenses granted by this Agreement, Supplier grants no right or license to Reseller, by implication, estoppel or otherwise, to the Products or any Intellectual Property Rights of Supplier.

Section 13.03 License to Translated Marketing Materials and Other

Documentation. To the extent that Reseller translates or causes to be translated, any of
Supplier s marketing materials, user manuals or other documentation, Reseller hereby irrevocably assigns all copyrights in these translations to Supplier, subject to a non-exclusive, non-transferable and non-sublicensable license to Reseller, hereby granted by Supplier, to use the translations in the Territory during the Term and the Post-term Resale Period solely on or in connection with the promotion, advertising, resale or use of the Products permitted under this
Agreement.

Section 13.04 Prohibited Acts. Reseller shall not:
(a) take any action that may interfere with any of Supplier s rights in or to Supplier s
Intellectual Property Rights, including Supplier s ownership or exercise thereof;
(b) challenge any right, title or interest of Supplier in or to Supplier s Intellectual
Property Rights;
(c) make any claim or take any action adverse to Supplier s ownership of Supplier s
Intellectual Property Rights;

     (d) register or apply for registrations, anywhere in the world, for Supplier s Trademarks or any other Trademark that is similar to Supplier s Trademarks or that incorporates Supplier s Trademarks in whole or in confusingly similar part;

(e) use any mark, anywhere, that is confusingly similar to Supplier s Trademarks;

     (f) engage in any action that tends to disparage, dilute the value of, or reflect negatively on the products purchased under this Agreement (including Products) or any Supplier Trademark; (g) misappropriate any of Supplier s Trademarks for use as a domain name without prior written consent from Supplier; and (h) alter, obscure or remove any of Supplier s Trademarks or trademark or copyright notices or any other proprietary rights notices placed on the products purchased under this Agreement (including Products), marketing materials or other materials that Supplier may provide.

     Section 13.05 Supplier s Trademark Notices. Reseller shall ensure that all Products sold by Reseller and all related quotations, specifications and descriptive literature, and all other materials carrying Supplier s Trademark, are marked with the appropriate trademark notices in accordance with Supplier s instructions.

     Section 13.06 No Continuing Rights. On expiration or earlier termination of this Agreement, subject to Reseller s rights under the Post-term Resale Period:

(a)	Reseller s rights under Section 13.02 cease immediately; and
(b)	Reseller shall immediately cease all display, advertising, promotion and use of all of Supplier s Trademarks and shall not thereafter use, advertise, promote or display any trademark, trade name or product designation or any part thereof that is similar to or confusing with Supplier s Trademarks or with any trademark, trade name or product designation associated with Supplier or any Product.

ARTICLE XIV
AUDIT AND INSPECTION RIGHTS

     Section 14.01 Audit Rights. On reasonable request, during the Term and within one (1) year after the expiration or earlier termination of this Agreement or the Post-term Resale Period, whichever is later, Supplier may audit Reseller s files relating to its sales, marketing and inventory of Products regarding transactions that took place in the immediately preceding twelve (12) months. Supplier may conduct any audit under this Section 14.01 at any time during regular business hours and no more frequently than semi-annually.

     Section 14.02 Inspection Rights. During the Term and the Post-term Sale Period Reseller shall, on reasonable request, make available for physical inspection by Supplier at any time during regular business hours:

(a)	any and all Products in Reseller s inventory; and
(b)	the Reseller s and its Members Affiliates locations and any other event location organized and managed by either.

     Notwithstanding the foregoing, and solely with respect to the Reseller s and its Affiliates locations, Supplier cannot conduct an inspection under this Section 14.02 more frequently than annually. Supplier shall be permitted to conduct an inspection at each event location organized and managed by Reseller or an Affiliate thereof.

ARTICLE XV
TERM; TERMINATION

     Section 15.01 Initial Term. The term of this Agreement commences on the Effective Date and continues to December 31, 2019, unless and until terminated as provided under this Agreement (the Initial Term ).

     Section 15.02 Renewal Term. On expiration of the Initial Term, this Agreement automatically renews for additional successive three (3) year terms unless and until either Party provides written Notice of nonrenewal at least eleven (11) months before the end of the then-current term (each a Renewal Term and together with the Initial Term, the Term ), or unless and until sooner terminated as provided under this Agreement. If the Term is renewed for any Renewal Term(s) under this Section 15.02, the terms and conditions of this Agreement during each Renewal Term are the same as the terms in effect immediately before the renewal, subject to any change in Prices payable for the Products and payment terms during the applicable Renewal Term as set out in Article X, changes to or in availability of the Products as set out in Section 7.02 or changes to the Minimum Order Commitments as set out in Exhibit A, which, if unrevised, shall apply to the Renewal Term. In the event either Party provides timely Notice of its intent not to renew this Agreement, then, unless earlier terminated in accordance with its terms, this Agreement terminates on the expiration of the then-current Term.

Section 15.03 Supplier s Right to Terminate. Supplier may terminate this Agreement by providing written Notice to Reseller:

     (a) if Reseller fails to pay any amount when due under this Agreement ( Payment Failure ) and the failure continues for ten (10) Business Days after Reseller s receipt of written Notice of nonpayment;

(b)	if within any twelve (12) month period, four (4) or more Payment Failures occur;
(c)	if Reseller materially breaches any provision of this Agreement (other than a

Payment Failure), and either the breach cannot be cured or, if the breach can be cured, it is not cured by Reseller within fifteen (15) days after Reseller s receipt of written Notice of the breach;

(d)	under and in accordance with Section 3.01, Section 8.05 and Section 10.04;
(e)	if Reseller is dissolved or liquidated or takes any corporate action for such purpose, becomes insolvent or files, or has filed against it, a petition for voluntary or involuntary bankruptcy or under any other insolvency Law, makes or seeks to make a general assignment for the benefit of its creditors or applies for, or consents to, the appointment of a trustee, receiver or custodian for a substantial part of its property, or is generally unable to pay its debts as they become due;

(f) if Reseller:

     (i) sells, leases, exchanges, transfers or disposes of a material portion of Reseller s assets; (ii) merges or consolidates with or into any other Person, unless the surviving entity has a net worth greater than or equal to its net worth immediately before the merger or consolidation; or (iii) undergoes a change of Control, in any case without Supplier s prior written consent; or (g) in the event of a Force Majeure Event affecting Reseller s performance under this Agreement for more than one hundred eighty (180) consecutive days.

     Any termination under this Section 15.03 is effective on Reseller s receipt of Supplier s written Notice of termination or any later date set out in the Notice.

     Section 15.04 Reseller s Right to Terminate. Reseller may terminate this Agreement by providing written Notice to Supplier: (a) if Supplier materially breaches any material provision of this Agreement and either the breach cannot be cured or, if the breach can be cured, it is not cured by Supplier within fifteen (15) days after Supplier s receipt of written Notice of breach; (b) if Supplier becomes insolvent or files, or has filed against it, a petition for voluntary or involuntary bankruptcy or under any other insolvency Law, makes or seeks to make a general assignment for the benefit of its creditors or applies for, or consents to, the appointment of a trustee, receiver or custodian for a substantial part of its property, or is generally unable to pay its debts as they become due; or (c) in the event of a Force Majeure Event affecting Supplier s performance under this Agreement for more than one hundred eighty (180) consecutive days.

     Any termination under this Section 15.04 is effective on Supplier s receipt of Reseller s written Notice of termination or any later date set out in the Notice.

Section 15.05 Effect of Expiration or Termination.

     (a) The Term s expiration or earlier termination does not affect any rights or obligations that: (i) are to survive the expiration or earlier termination of this Agreement under

Section 20.03; and

     (ii) were incurred by the Parties before the expiration or earlier termination; provided that if Supplier terminates this Agreement under Section 15.03(a), Section 15.03(b) or

Section 15.03(c) all indebtedness of Reseller to Supplier of any kind is due and payable within ten (10) Business Days of the effective date of the Term s expiration or earlier termination without further Notice to Reseller.

     (b) Any Notice of termination under this Agreement automatically operates as a cancellation of any deliveries of Products to Reseller that are scheduled to be made after the effective date of termination, whether or not any orders for the Products had been accepted by Supplier. Regarding any Products that are still in transit on termination of this Agreement, Supplier may require, in its sole and absolute discretion, that all sales and deliveries of the Products be made on either a cash-only or certified check basis.

     (c) Subject to Section 15.06, upon the expiration or earlier termination of this Agreement, Reseller shall promptly:

(i)	return to Supplier the NFR Products;
(ii)	cease to represent itself as Supplier s authorized reseller regarding the

Products, and shall otherwise desist from all conduct or representations that might lead the public to believe that Reseller is authorized by Supplier to sell the Products; (iii) destroy all documents and tangible materials (and any copies) containing, reflecting, incorporating or based on Supplier s Confidential Information; (iv) permanently erase all of Supplier s Confidential Information from its computer systems, except for copies that are maintained as archive copies on its disaster recovery backup systems, its information technology backup systems, or both. Reseller shall destroy any copies on the normal expiration of its backup files; and (v) certify in writing to Supplier that it has complied with the requirements of this Section 15.05.

     (d) Subject to Section 15.05(a), the Party terminating this Agreement, or in the case of the expiration of this Agreement, each Party, shall not be liable to the other Party for any damage of any kind (whether direct or indirect) incurred by the other Party by reason of the expiration or earlier termination of this Agreement.

     Section 15.06 Post-term Resale Period. Subject to Section 15.07, on the expiration or earlier termination of this Agreement, except for termination by Supplier under Section 15.03(a), Section 15.03(b) or Section 15.03(c), Reseller may, in accordance with the applicable terms and conditions of this Agreement, sell off its existing inventories of Products for a period of four (4) months following the last day of the Term (the Post-term Resale Period ).

     Section 15.07 Supplier s Buy-back Right. Within fifteen (15) days following the Term s expiration or earlier termination, Reseller shall Notify Supplier in writing of the description and quantity all Products in Reseller s remaining inventory. In the Notice, the Reseller shall separately identify which of those Products Reseller is then contractually obligated to resell to one or more End Users ( Committed Products ). On or before the thirtieth (30th) day after Supplier receives the Notice, Supplier may, in its sole discretion, offer to purchase all or a portion of any remaining inventory (other than Committed Products) free of all liens, claims or encumbrances, at a price equal to the lesser of Reseller s cost therefor and Supplier s then prevailing reseller price. Reseller must accept Supplier s offer and promptly deliver, at Reseller s expense and risk of loss, the ordered Products to Supplier s designated carrier for delivery to Supplier. Repurchased Products must be returned in their original packaging, unopened and undamaged. Supplier shall pay the repurchase price to Reseller either by:

(a)	the issuance of a credit against any indebtedness of Reseller to Supplier; or
(b)	if the repurchase price exceeds the indebtedness, by payment of the excess to

Reseller within ninety (90) days after delivery to Supplier.

ARTICLE XVI
RESTRICTIVE COVENANTS

     Section 16.01 Protection of Confidential Information. From time to time during the Term, Supplier (as the Disclosing Party ) may disclose or make available to Reseller (as the Receiving Party ) information about its business affairs, goods and services, confidential information and materials comprising or relating to Intellectual Property Rights, Trade Secrets, third-party confidential information and other sensitive or proprietary information, as well as the terms of this Agreement, whether orally or in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as confidential (collectively, Confidential Information ). Confidential Information does not include information that, at the time of disclosure and as established by documentary evidence: (a) is or becomes generally available to and known by the public other than resulting from, directly or indirectly, any breach of this Article XVI by the Receiving Party or any of its Representatives; (b) is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that the third party is not and was not prohibited from disclosing the Confidential Information; (c) was known by or in the possession of the Receiving Party or its Representatives before being disclosed by or on behalf of the Disclosing Party; (d) was or is independently developed by the Receiving Party without reference to or use of, in whole or in part, any of the Disclosing Party s Confidential Information; or (e) must be disclosed under applicable Law.

     The Receiving Party shall, for so long as such information remains Confidential Information: (i) protect and safeguard the confidentiality of the Disclosing Party s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care;

     (ii) not use the Disclosing Party s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (iii) not disclose any Confidential Information to any Person, except to the Receiving Party s Representatives who must know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement.

     The Receiving Party shall be responsible for any breach of this Article XVI caused by any of its Representatives. At any time during the Term, at the Disclosing Party s written request, and on the expiration or earlier termination of this Agreement, the Receiving Party and its Representatives shall, under Section 15.05, promptly destroy all Confidential Information (including copies) and all documents and tangible materials that contain, reflect, incorporate or are based on Confidential Information received under this Agreement.

     Section 16.02 Non-Solicitation. Reseller agrees that during the Term and for a period of one (1) year after the expiration or earlier termination of the Term (the Restricted Period ), without obtaining the prior written consent of Supplier, neither Reseller nor any of its

Representatives (each, a Restricted Person ) shall directly or indirectly, for itself or on behalf of another Person, solicit business from or induce, influence or encourage, any client, customer, supplier or other similar third party of Supplier or any of its Affiliates related to the Product or that became known to the Restricted Person directly or indirectly pursuant to any Confidential Information to alter, terminate or breach its contractual or other business relationship with Supplier or any of its Affiliates.

     Section 16.03 Non-Competition. Reseller agrees that during the Restricted Period, without obtaining the prior written consent of Supplier, Reseller shall not, and shall not permit any Restricted Person to, directly or indirectly, for itself or on behalf of another Person, (i) engage in or assist others in engaging in the delivery, distribution, marketing, merchandising, selling, supplying, reselling, or otherwise promoting or disbursing any item that is competitive with the Product in the Territory or the manufacturing of any item that is competitive with the Product (collectively, the Restricted Business ); (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between Supplier or its Affiliates and customers or suppliers of Supplier or its Affiliates. Notwithstanding the foregoing, Reseller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Reseller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.

     Section 16.04 Blue Penciling. Reseller agrees that the duration, scope and geographical area of the restrictions contained in this Article XVI are reasonable. Upon a determination that any term or provision of this Article XVI is invalid, illegal or unenforceable, the court may modify this Article XVI to substitute the maximum duration, scope or geographical area legally permissible under such circumstances to the greatest extent possible to effect the restrictions originally contemplated by the Parties hereto.

ARTICLE XVII
REPRESENTATIONS AND WARRANTIES

     Section 17.01 Reseller s Representations and Warranties. Reseller represents and warrants to Supplier that: (a) it is a worldwide karate federation duly organized in Switzerland, validly existing and in good standing in the jurisdiction of its formation; (b) it is qualified and licensed to do business and in good standing in every jurisdiction where qualification and licensing is required for purposes of this Agreement, except where the failure to be so qualified, in the aggregate, could not reasonably be expected to adversely affect its ability to perform its obligations under this Agreement; (c) it has the full right, power and authority to enter into this Agreement, to grant the rights and licenses granted under this Agreement and to perform its obligations under this Agreement; (d) the execution of this Agreement by its Representative whose signature is set out at the end hereof has been duly authorized by all necessary action of Reseller; and (e) when executed and delivered by each of Supplier and Reseller, this Agreement will constitute the legal, valid and binding obligation of Reseller, enforceable against Reseller in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors rights generally or the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

Section 17.02 Limited Product Warranty. Subject to the provisions of Section 17.03,

Section 17.04 and Section 17.05, Supplier makes certain limited warranties regarding the Products, except NFR Products, ( Limited Warranties ) solely to and for the End User s benefit, which will either be:

(a)	included a written warranty statement with the Product; or
(b)	Supplier s standard limited warranty in force when the Product is delivered by

Reseller to End User.

     No warranty is extended to Reseller under this Agreement. Reseller shall not provide any warranty regarding any Product other than the Supplier warranty described in this Section 17.02.

     Section 17.03 Warranty Limitations. Limited Warranties do not apply where the Product: (a) has been subjected to abuse, misuse, neglect, negligence, accident, improper testing, improper installation, improper storage, improper handling, abnormal physical stress, abnormal environmental conditions or use contrary to any instructions issued by Supplier; (b) has been reconstructed, repaired or altered by Persons other than Supplier or its authorized Representative; or (c) has been used with any third-party product, hardware or product that has not been previously approved in writing by Supplier.

     Section 17.04 Extent of Liability. During the Warranty Period, regarding any Defective Goods: (a) notwithstanding anything in this Agreement to the contrary, Supplier s liability under any Limited Warranty is discharged, in Supplier s sole discretion and at its expense, by:

(i)	repairing or replacing the Defective Goods; or
(ii)	crediting or refunding the Price of the Defective Goods, less any applicable discounts, rebates or credits.

     (b) Reseller is responsible for all costs and risk of loss associated with the delivery of Defective Goods to Supplier or its agent designated for this purposes at a location provided by Supplier from time to time (subject to change on receipt of Notice from Supplier) for warranty repair or replacement; and (c) Supplier is responsible for all costs and risk of loss associated with the delivery of repaired or replaced products to the Delivery Point.

     (d) Reseller is responsible for all costs and risk of loss associated with the delivery and return of the repaired or replaced Products to End User.

     All claims for breach of a Limited Warranty must be received by Supplier no later than thirty (30) days after the expiration of the limited Warranty Period of the Product.

     Reseller has no right to return for repair, replacement, credit or refund any Product except as set out in this Section 17.04 (or if otherwise applicable, Section 9.04, Section 17.02, Section 17.04 and Article XVIII). Reseller shall not reconstruct, repair, alter or replace any Product, in whole or in part, either itself or by or through any third party.

     THIS SECTION 17.04 SETS FORTH RESELLER S SOLE REMEDY AND SUPPLIER S ENTIRE LIABILITY FOR ANY BREACH OF ANY WARRANTY RELATING TO THE PRODUCTS.

     Except as explicitly authorized in this Agreement or in a separate written agreement with Supplier, Reseller shall not service, repair, modify, alter, replace, reverse engineer or otherwise change the Products it sells to End Users.

     Section 17.05 Warranties Disclaimer; Non-reliance. EXCEPT FOR THE LIMITED EXPRESS WARRANTIES DESCRIBED IN SECTION 17.02, (A) NEITHER SUPPLIER NOR ANY PERSON ON SUPPLIER S BEHALF HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, INCLUDING ANY WARRANTIES OF: (i) MERCHANTABILITY; (ii) FITNESS FOR A PARTICULAR PURPOSE; (iii) NON-INFRINGEMENT; OR (iv) PERFORMANCE OF PRODUCTS TO STANDARDS SPECIFIC TO THE COUNTRY OF IMPORT, WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED AND (B) RESELLER ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY MADE BY SUPPLIER, OR ANY OTHER PERSON ON SUPPLIER S BEHALF, EXCEPT AS SPECIFICALLY DESCRIBED IN SECTION 17.02 OF THIS AGREEMENT.

ARTICLE XVIII
INDEMNIFICATION

     Section 18.01 Reseller General Indemnification. Subject to the terms and conditions set out in Section 18.03, Reseller (as Reseller Indemnifying Party ) shall indemnify, hold harmless, and defend Supplier and its parent, officers, directors, partners, members, shareholders, employees, agents, Affiliates, successors and permitted assigns (collectively, Supplier Indemnified Party ) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys fees, fees and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers (collectively, Losses ), awarded against Supplier Indemnified Party in a final non-appealable judgment, arising out of or relating to any Claim of a third party: (a) relating to a material breach or non-fulfillment of any representation, warranty or covenant under this Agreement by Reseller Indemnifying Party or Reseller Indemnifying Party s Personnel; (b) alleging or relating to any grossly negligent or more culpable act or omission of Reseller Indemnifying Party or its Personnel (including any recklessness or willful misconduct) in connection with the performance of its obligations under this Agreement; (c) alleging or relating to any bodily injury, death of any Person or damage to real or tangible personal property caused by the willful or grossly negligent acts or omissions of Reseller Indemnifying Party or its Personnel;

     (d) relating to a purchase of a Product by any person or entity purchasing directly or indirectly through Reseller Indemnifying Party and not directly relating to a claim of Limited Warranty breach; or (e) relating to any failure by Reseller Indemnifying Party or its Personnel to comply with any applicable Laws.

     Section 18.02 Supplier General Indemnification. Subject to the terms and conditions set out in Section 18.03, Supplier (as Supplier Indemnifying Party ) shall indemnify, hold harmless, and defend Reseller and its Members, officers, directors, employees, agents, Affiliates, successors and permitted assigns (collectively, Reseller Indemnified Party ) against any and all Losses awarded against Reseller Indemnified Party in a final non-appealable judgment, arising out of or resulting from any Claim of a third party alleging or relating to: (a) a material breach or non-fulfillment of any representation, warranty or covenant under this Agreement by Supplier Indemnifying Party or Supplier Indemnifying Party s Personnel; (b) any grossly negligent or more culpable act or omission of Supplier Indemnifying Party or its Personnel (including any recklessness or willful misconduct) in connection with the performance of its obligations under this Agreement; or (c) any bodily injury, death of any Person or damage to real or tangible personal property caused by the willful or grossly negligent acts or omissions of Supplier Indemnifying Party or its Personnel.

     Notwithstanding anything to the contrary in this Agreement, this Section 18.02 does not apply to any claim (whether direct or indirect) for which a sole or exclusive remedy is provided for under another section of this Agreement, including Section 9.04 and Section 17.04.

Section 18.03 Exceptions and Limitations on General Indemnification.

Notwithstanding anything to the contrary in this Agreement, no Indemnifying Party is obligated to indemnify or defend an Indemnified Party against any claim (whether direct or indirect) if the claim or corresponding Losses arise out of or result from, in whole or in part, the Indemnified Party s or its Personnel s: (a) gross negligence or more culpable act or omission (including recklessness or willful misconduct); (b) bad faith failure to materially comply with any of its obligations set out in this Agreement; or (c) use of the products purchased under this Agreement (including Products) in any manner that does not materially conform with the then-current usage instructions provided by Supplier.

Section 18.04 Sole Remedy. ARTICLE XVIII SETS FORTH THE ENTIRE

LIABILITY AND OBLIGATION OF SUPPLIER INDEMNIFYING PARTY AND THE SOLE

AND EXCLUSIVE REMEDY FOR RESELLER INDEMNIFIED PARTY FOR ANY LOSSES

COVERED BY ARTICLE XVIII.

ARTICLE XIX
LIMITATION OF LIABILITY

     Section 19.01 No Liability for Consequential or Indirect Damages. EXCEPT FOR OBLIGATIONS TO MAKE PAYMENT UNDER THIS AGREEMENT, LIABILITY FOR INDEMNIFICATION, LIABILITY FOR BREACH OF CONFIDENTIALITY, OR LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, IN NO EVENT IS EITHER PARTY OR THEIR REPRESENTATIVES LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF: (A) WHETHER THE DAMAGES WERE FORESEEABLE; (B) WHETHER OR NOT THE BREACHING PARTY WAS ADVISED OF THE POSSIBILITY OF THE DAMAGES; AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) ON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

Section 19.02 Maximum Liability for Damages. EXCEPT FOR OBLIGATIONS TO
MAKE	PAYMENT UNDER THIS AGREEMENT, LIABILITY FOR INDEMNIFICATION,

LIABILITY FOR BREACH OF CONFIDENTIALITY, OR LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, IN NO EVENT SHALL EACH PARTY S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EXCEED TWO (2) TIMES THE TOTAL OF THE AMOUNTS PAID TO SUPPLIER UNDER THIS AGREEMENT IN THE SIX (6) MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM OR TWO HUNDRED THOUSAND DOLLARS ($200,000), WHICHEVER IS LESS. THE FOREGOING LIMITATIONS APPLY EVEN IF THE NON-BREACHING PARTY S REMEDIES UNDER THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.

ARTICLE XX
MISCELLANEOUS

     Section 20.01 Further Assurances. On a Party s reasonable request, the other Party shall, at its sole cost and expense, execute and deliver all further documents and instruments, and take all further acts, reasonably necessary to give full effect to this Agreement.

Section 20.02 Entire Agreement.

     (a) Subject to Article IV, this Agreement, including and together with the Purchase Order Transaction Terms and all related exhibits, schedules, attachments and appendices, constitutes the Parties sole and entire agreement regarding the subject matter of this Agreement and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, regarding this subject matter.

     (b) Without limitation of anything contained in Section 20.02(a), Reseller acknowledges that except for the representations and warranties contained in Section 17.02, neither Reseller nor any other Person has relied on any other express or implied representation or warranty, either written or oral, on behalf of Supplier, including any representation or warranty arising from statute or otherwise in Law.

     Section 20.03 Survival; Limitation of Actions. Subject to the limitations and other provisions of this Agreement: (a) the Parties representations and warranties contained herein and related exceptions, limitations or qualifiers survive the expiration or earlier termination of this Agreement for a period of twelve (12) months after the expiration or termination; and (b) any provision that, to give proper effect to its intent, should survive expiration or termination, survive the expiration or earlier termination of this Agreement for the period specified therein, or if nothing is specified for a period of twelve (12) months after expiration or termination.

     Notwithstanding any right under any applicable statute of limitations to bring a claim, no lawsuit or other action based on or arising in any way out of this Agreement may be brought by either Party after the applicable survival period s expiration; provided, however, that the foregoing limitation does not apply to the collection of any amounts due to Supplier under the Agreement; and provided, further, that any claims asserted in good faith with reasonable specificity and in writing by Notice before the applicable survival period s expiration is not thereafter barred by the relevant period s expiration, and these claims survive until finally resolved.

     Section 20.04 Notices. Each Party shall deliver all notices, requests, consents, claims, demands, waivers and other communications under this Agreement (each, a Notice ) in writing and addressed to the other Party at its address set out below (or to any other address that the receiving Party may designate from time to time in accordance with this section). Each Party shall deliver all Notices by personal delivery, nationally recognized overnight courier or certified or registered mail (in each case, return receipt requested, postage prepaid). Notice given by facsimile or e-mail (with confirmation of transmission) satisfies the requirements of this Section 20.04. Except as otherwise provided in this Agreement, a Notice is effective only (a) on receipt by the receiving Party, and (b) if the Party giving the Notice has complied with the requirements of this Section.

Notice to Supplier:	HPIL HEALTHCARE Inc. 7075 Gratiot Road, Suite 1 - Saginaw, Michigan 48609 (USA) Facsimile No.: 001 (248) 750-1016 e-mail: info@hpilhealthcare.com Attention: Louis Bertoli, President and CEO

with a copy to:	Thrasher, Liss & Smith, LLC Five Concourse Parkway, Suite 2600 - Atlanta, Georgia 30328 (USA) Facsimile: 001 (404) 760-0225 E-mail: gthrasher@tlslaw.com Attention: H. Grady Thrasher, IV

Notice to Reseller:

World Traditional Fudokan Shotokan Karate-Do Federation Etzelblickstrasse 1 - CH-8834 Schindellegi (Switzerland) Facsimile No.: 0041 (044) 787-0203 E-mail: president@wtfskf.org Attention: Ionel Bara, President

     Section 20.05 Interpretation. For purposes of this Agreement: (a) the words include , includes and including are deemed to be followed by the words without limitation ; (b) the word or is not exclusive; (c) the words herein , hereof , hereby , hereto and hereunder refer to this Agreement as a whole; (d) words denoting the singular have a comparable meaning when used in the plural, and vice-versa; and (e) words denoting any gender include all genders. Unless the context otherwise requires, references in this Agreement: (x) to sections, exhibits, schedules, attachments and appendices mean the sections of, and exhibits, schedules, attachments and appendices attached to, this Agreement; (y) to an agreement, instrument or other document means the agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means the statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Parties drafted this Agreement without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The exhibits, schedules, attachments and appendices referred to herein are an integral part of this Agreement to the same extent as if they were set out verbatim herein.

Section 20.06 Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

     Section 20.07 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, the invalidity, illegality or unenforceability does not affect any other term or provision of this Agreement or invalidate or render unenforceable the term or provision in any other jurisdiction. On a determination that any term or provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement to effect the Parties original intent as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

     Section 20.08 Amendment and Modification. No amendment to this Agreement is effective unless it is in writing, identified as an amendment to this Agreement and signed by an authorized representative of each Party.

Section 20.09 Waiver.

     (a) No waiver under this Agreement is effective unless it is in writing, identified as a waiver to this Agreement and signed by an authorized representative of the Party waiving its right.

     (b) Any waiver authorized on one occasion is effective only in that instance and only for the purpose stated, and does not operate as a waiver on any future occasion.

     (c) None of the following constitutes a waiver or estoppel of any right, remedy, power, privilege or condition arising from this Agreement: (i) any failure or delay in exercising any right, remedy, power or privilege or in enforcing any condition under this Agreement; or (ii) any act, omission or course of dealing between the Parties.

     Section 20.10 Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or later be available at law, in equity, by statute, in any other agreement between the Parties or otherwise. Notwithstanding the previous sentence, the Parties intend that Reseller s rights under Section 9.04, Section 17.04 and Article XVIII are Reseller s exclusive remedies for the events specified therein.

     Section 20.11 Equitable Remedies. Reseller acknowledges and agrees that (a) a breach or threatened breach by Reseller of any of its obligations under Article XVI would give rise to irreparable harm to Supplier for which monetary damages would not be an adequate remedy and (b) in the event of a breach or a threatened breach by Reseller of any of these obligations, Supplier shall, without the requirement of engaging in dispute resolution pursuant to Section 20.17, in addition to any and all other rights and remedies that may be available to Supplier at law, at equity or otherwise in respect of this breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from an arbitrator, without any requirement to post a bond or other security, and without any requirement to prove actual damages or that monetary damages do not afford an adequate remedy. Reseller agrees that it will not oppose or otherwise challenge the appropriateness of equitable relief or the entry by an arbitrator of an order granting equitable relief, in either case, consistent with the terms of this Section 20.11.

     Section 20.12 Assignment. Reseller may not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Supplier. Any purported assignment or delegation in violation of this Section is null and void. No assignment or delegation relieves the assigning or delegating Party of any of its obligations under this Agreement. Supplier may assign any of its rights or delegate any of its obligations to any Affiliate or to any Person acquiring all or substantially all of Supplier s assets without the consent of Reseller.

Section 20.13 Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties and their respective permitted successors and permitted assigns.

Section 20.14 No Third-Party Beneficiaries.

     (a) Except as set out in Section 20.14(b), this Agreement benefits solely the Parties to this Agreement and their respective permitted successors and permitted assigns and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     (b) The Parties hereby designate the Supplier s parent, officers, directors, partners, members, shareholders, employees, agents, Affiliates, successors and permitted assigns as third-party beneficiaries of Article XVIII of this Agreement having the right to enforce Article XVIII.

     Section 20.15 Choice of Law. This Agreement, including all exhibits, schedules, attachments and appendices attached hereto and thereto, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the Laws of the State of Michigan (USA), without regard to the conflict of laws provisions thereof to the extent these principles or rules would require or permit the application of the Laws of any jurisdiction other than those of the State of Michigan (USA). The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement.

     Section 20.16 Arbitration. Subject to compliance with Section 20.17, each Party agrees that any and all disputes or controversies between the Parties arising out of or in connection with this Agreement shall be finally settled by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce; provided, a Party may seek a temporary restraining order, preliminary injunction, or other provisional judicial relief if in its judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite any such action for provisional relief, the Parties will continue to participate in good faith in the procedures specified in this Section 20.16. Each Party shall appoint one arbitrator who shall mutually appoint a third arbitrator who shall be the sole arbitrator for the proceeding. The arbitration shall be held, and any award shall be rendered, in Paris (France), in the English language. The award may include reimbursement of the costs of the arbitration (including, without limitation, reasonable attorney fees) to the prevailing Party or a portion of such costs as determined by the arbitrator. An award of the arbitrator shall be final and binding on the Parties and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction.

     Section 20.17 Dispute Resolution. In the event of dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof (each, Dispute ), the Party seeking to settle the Dispute shall deliver Notice (each, a Dispute Notice ) of the dispute to the other Party as follows: (a) The Reseller shall send the Dispute Notice to the CEO of Supplier in accordance with Section 20.04 (or to another person of equivalent or superior position designated by Supplier in a written Notice to Reseller).

     (b) The Supplier shall send the Dispute Notice to the President of Reseller in accordance with Section 20.04 (or to another person of equivalent or superior position designated by Reseller in a written Notice to Supplier).

     (c) The Parties shall negotiate in good faith to resolve the Dispute. If the Parties are unable to resolve any Dispute within thirty (30) days after the applicable Dispute Notice s delivery, either Party may file an arbitration action in accordance with the provisions of Section 20.16.

     Section 20.18 Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

     Section 20.19 Force Majeure. No Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any obligations to make payments to the other Party under this Agreement), when and to the extent the failure or delay is caused by or results from acts beyond the impacted Party s ( Impacted Party ) reasonable control, including the following force majeure events ( Force Majeure Events : (a) acts of God; (b) flood, fire, earthquake or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) requirements of Law; (e) actions, embargoes or blockades in effect on or after the date of this Agreement; (f) action by any Governmental Authority; (g) national or regional emergency; (h) strikes, labor stoppages or slowdowns or other industrial disturbances; and (i) shortage of adequate power or transportation facilities. The Impacted Party shall give Notice within fifteen (15) days of the Force Majeure Event to the other Party, stating the period of time the occurrence is expected to continue. The Impacted Party shall use diligent efforts to end the failure or delay and ensure the effects of the Force Majeure Event are minimized. The Impacted Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. In the event that the Impacted Party s failure or delay remains uncured for a period of one hundred eighty (180)

consecutive days following written Notice given by it under this Section 20.19, either Party may thereafter terminate this Agreement on immediately upon giving written Notice.

     Section 20.20 No Public Announcements or Trademark Use. Unless expressly permitted under this Agreement, Reseller shall not: (a) make any statement (whether oral or in writing) in any press release, external advertising, marketing or promotion materials regarding Supplier or its business unless:

(i)	it has received the express written consent of Supplier, or
(ii)	it must do so by Law or under the rules of any stock exchange to which it is subject; or

     (b) use Supplier s Trademarks, service marks, trade names, logos, symbols or brand names, in each case, without the prior written consent of Supplier.

[THIS SPACE LEFT INTENTIONALLY BLANK.

SIGNATURES CONTAINED ON THE FOLLOWING PAGE.]

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

HPIL HEALTHCARE, Inc. a Nevada (USA) corporation.

By: /s/ Louis Bertoli

Louis Bertoli, President and CEO

WORLD TRADITIONAL FUDOKAN SHOTOKAN KARATE-DO FEDERATION a worldwide karate federation organized in Switzerland.

By: /s/ Ionel Bara

Ionel Bara, President

SCHEDULE 1

PRODUCT LIST

The IFLOR Stimulating Massage Device Standard Version, containing a single calibrated massage frequency, with the final form(s) and Product Specifications set forth on Exhibit B as agreed to and approved by the parties on or before June 30, 2015, is covered by the following Patents held by Supplier:

Country		Patent Number		Country	Patent Number
Albania		1117363		Luxembourg	1117363
Australia		781667		Macedonia	1117363
Austria		1117363		Mexico	232187
Belgium		1117363		Monaco	1117363
Brazil		Pi0006971-0		Morocco	25234
Bulgaria	P	- 63657		Netherlands	1117363
Canada		2,345,653		New Zealand	510784
China		Zl008015732		Norway	319700
Croatia		P20010242	a	Poland	194176
Cyprus		1117363		Portugal	1117363
Czech		Pv2001-1116		Romania	1117363
Denmark		1117363		Russia	2246925
Finland		1117363		Singapore	79867
France		1117363		Slovakia	PV0437-2001S
Germany		1117363		Slovenia	1117363
Greece		1117363		South Africa	2001/2557
Hungary		103981		South Korea	10-0716837
India		207367		Spain	1117363
Ireland		1117363		Sweden	1117363
Israel		142290		Switzerland/Liechtenstein	1117363
Italy		1310051-1117363		Turkey	TR200100914	B
Japan		4154711		Ukraine	2001-032119
Latvia		1117363		United Kingdom	1117363
Lithuania		1117363		United States Of America	US 6,685,660	B1

SCHEDULE 2

TERRITORY

The Reseller s Territory refers to the territory where the Reseller is permitted to sell the

Products, in particular only through the Reseller s Members and its official affiliates (i.e. Clubs, Gyms, and Associations). The Territory is also applicable to permit the Reseller to sell the Products to the amateurs participating in and fans in attendance at all national, inter-national and world championships of the specialties of Fudokan-Traditional Shotokan Karate-Do, as well as during lessons, trainings, seminars with instructors, referees, judges and black belts at the highest level, organized and managed by the Reseller or its Members located in:

Countries In Which Members Are Located As Of Effective Date

Albania	Finland	New Zealand
Algeria	France	Nigeria
Andorra	Georgia	Norway
Angola	Germany	Pakistan
Argentina	Greece	Poland
Armenia	Hungary	Portugal
Australia	Iceland	Qatar
Austria	India	Romania
Azerbaijan	Indonesia	Russian Federation
Barbados	Iran	San Marino
Belarus	Ireland	Saudi Arabia
Belgium	Israel	Serbia
Bosnia/Herzegovina	Italy	Seychelles
Brazil	Jamaica	Slovakia
Bulgaria	Japan	Slovenia
Canada	Kazakhstan	South Africa
Chile	Kenya	Spain
China	Kuwait	Sri Lanka
Colombia	Latvia	Sweden
Congo	Liechtenstein	Switzerland
Costa Rica	Lithuania	Trinidad And Tobago
Croatia	Luxembourg	Turkey
Cuba	Macedonia	Turkmenistan
Cyprus	Malta	Ukraine
Czech Republic	Mauritius	United Arab Emirates
Denmark	Mexico	United Kingdom
Dominican Republic	Moldova	United States Of America
Egypt	Morocco	Uzbekistan
Estonia	Netherlands	Venezuela

EXHIBIT A
MINIMUM ORDER COMMITMENTS
Minimum Order Commitments:

Period	Number of Products Units Ordered
January 2017 December 2017	360,000	(1)
January 2018 December 2018	570,000	(2)
January 2019 December 2019	570,000	(2)
Total for Term	1,500,000

(1) Applicable Monthly Minimum Order Commitments: 15,000 Units of Product.

(2) Applicable Monthly Minimum Order Commitments: 45,000 Units of Product.

EXHIBIT B

PRODUCT SPECIFICATIONS

The Product, personalized for the Reseller and for the Reseller s Members, is the Official Stimulating Massage Device for the World Traditional Fudokan Shotokan Karate-Do Federation in the Territory, and is composed of:

  No. 1 IFLOR Stimulating Massage Device Standard Version, batteries included;
  No. 1 instruction booklet, in color;
  No. 1 packaging, in color;